Exhibit 99(a)

                                AMENDMENT NO. 4

                                      TO THE

           IRIDIUM (Registered symbol inserted here) SPACE SYSTEM CONTRACT

     	WHEREAS, Motorola, Inc. (hereinafter called "Seller") and Iridium, Inc. (hereinafter called "Buyer") have previously entered into that certain IRIDIUM (Registered symbol inserted here) SPACE SYSTEM CONTRACT (hereinafter called the "Space System Contract") effective December 15, 1992, and Amendments Nos. 1, 2, and 3 thereto, respectively dated March 15, 1993, May 21, 1993, and July 29, 1993; and,

     	WHEREAS, Seller and Buyer have also previously entered into that certain IRIDIUM (Registered symbol inserted here) COMMUNICATIONS SYSTEM OPERATION AND MAINTENANCE CONTRACT (hereinafter called the "O & M Contract") effective December 15, 1992 and Amendments Nos. 1, 2 and 3 thereto, respectively dated March 15, 1993, May 21, 1991 and July 29, 1993; and,

     	WHEREAS, pursuant to ARTICLE 18. PERMITS AND LICENSES and ARTICLE 11. EXCUSABLE DELAYS of the Space System Contract, Seller, by its letter dated July 15, 1994, has notified Buyer of the existence of an excusable delay (the "Excusable Delay") resulting from the failure of the U.S. Federal Communications Commission ("FCC") to issue a permit to Seller or its wholly-owned subsidiary on or before July 1, 1994 to construct all of the spacecraft and System Control Segment facilities of the Space System; and,

     	WHEREAS, Seller and Buyer are not able at this time to precisely determine the full impact the Excusable Delay may have on the price and performance schedule under the Space System Contract or under the O & M Contract but have reached an agreement with respect to such Excusable Delay impact for a period of time; and,

     	WHEREAS, Buyer and Seller have agreed that: a) the inflation adjustment provisions in both the Space System Contract and the O & M Contract shall be deleted completely; and, b) the scheduled completion date of Milestone 47 shall be extended to December 23, 1998 all in consideration of: 1) Seller's assumption of the cost impact of the Excusable Delay until December 1, 1994;
2) Seller's assumption of the schedule impact of the Excusable Delay until January 1, 1995; 3) revision of the Payment provisions to explicitly provide that Milestone Payments will be made no later than thirty days following the scheduled completion dates of the Milestones for Milestones completed early;
4) deletion of the Payment Guarantee provisions; 5) Seller's agreement to accelerate the delivery of the preliminary and final versions of the Satellite Subscriber Unit Interface Specification by one year; and, 6) revising Article 18, Paragraph H to not require Buyer to reimburse Seller for its costs if it transfers the Space System construction and spectrum use license applications or licenses to Buyer as provided in such paragraph.

     	NOW, THEREFORE, in consideration of the foregoing and pursuant to ARTICLE
10. CHANGES of the Space System Contract, Buyer and Seller agree to the following changes to the Space System Contract:

1.   	Paragraph A of Article 18 of the Space System Contract is amended by substituting the following two sentences for the third sentence thereof:

     	"In the event such permit to construct all of the spacecraft and System Control Segment facilities is not issued by the FCC or other authorized Government entity acceptable to Buyer (whether U.S. or foreign) to Seller or its wholly-owned subsidiary on or before December 1, 1994, such situation shall be treated as an excusable delay under ARTICLE 11. EXCUSABLE DELAYS, and the price only of this Contract shall be adjusted accordingly for costs incurred by Seller after December 1, 1994 as a result of the failure to obtain such permit. In the event such permit to construct all of the spacecraft and System Control Segment facilities is not issued by the FCC or other authorized Government entity acceptable to Buyer (whether U.S. or foreign) to Seller or its wholly-owned subsidiary on or before January 1, 1995, such situation shall be treated as an excusable delay under ARTICLE 11. EXCUSABLE DELAYS, and the price and schedule of this Contract shall be adjusted accordingly for costs incurred by Seller after December 1, 1994 and for schedule delays incurred by Seller after January 1, 1995 as a result of failure to obtain such permit."

2.   	Substitute the following paragraph for Paragraph H of Article 18 of the
Space System Contract:

     	"Seller agrees that, upon request of Buyer, if the written opinion of Seller's legal counsel concludes that Buyer is lawfully qualified to hold the approvals, permits and licenses to construct, launch and operate the Space System obtained by Seller pursuant to Paragraph A above, Seller will use its best reasonable efforts to promptly apply for and obtain appropriate authorization from the FCC to transfer such approvals, permits and licenses, including any pending applications therefore, at no cost to Buyer except for those costs that may result from FCC implementation of an auction approach to issuing such permits, licenses, or approvals. Neither the application to transfer nor the issuance of any license to Buyer pursuant thereto shall affect the rights and obligations of the parties hereto except the obligations of Seller as provided by Paragraphs A, B, and C above, which shall also completely transfer to Buyer upon transfer of such approvals, permits and licenses to Buyer. In the event the FCC adopts an auction approach to issuing any of the permits, licenses or approvals contemplated by this Article, Seller and Buyer agree to negotiate in good faith a mutually acceptable arrangement with respect to such auctions."

3.   	Substitute the following paragraph for Paragraph B of Article 5 of the
Space System Contract:

     	"In the event Seller completes a specific milestone prior to the scheduled completion date in Exhibit A (as such dates may be adjusted pursuant to the terms of this Contract), Buyer shall not be obligated to make the payment associated with such milestone until thirty days after such scheduled completion date."

4.   	The scheduled completion date of Milestone 27 as reflected on Exhibit A to the Space System Contract is hereby changed from October 29, 1996 to October 29, 1995. The dollar Amount Due for Milestone 27 as reflected on Exhibit A to the Space System Contract is hereby changed from $100,000,000 to $0.

5.   	The scheduled completion date of Milestone 37 as reflected on Exhibit A to the Space System Contract is hereby changed from October 29, 1997 to October 29, 1996. The dollar Amount Due for Milestone 37 as reflected on Exhibit A to the Space System Contract is hereby changed from $50,000,000 to $150,000,000.

6.   	The scheduled completion date of Milestone 47 as reflected on Exhibit A to the Space System Contract is hereby changed from October 8, 1998 to December 23, 1998.

7.	   The following terms and conditions of the Space System Contract are deleted, and the effect of this deletion shall be to treat such deleted terms and conditions as having not been a part of the Space System Contract from its inception:

          		a.     	Paragraph C of ARTICLE 4. PRICE
          		b.     	Paragraph D of ARTICLE 5. PAYMENT
          		c.     	ARTICLE 6. PAYMENT GUARANTEE

8.   	All terms and conditions of the Space System Contract, as amended prior to the date hereof, which are not amended or modified hereby shall remain unaffected and in full force and effect.

     	IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 to the Space System Contract, consisting of this and the preceding two pages, effective this 25th day of October, 1994.


MOTOROLA, INC.                                					IRIDIUM, INC.

By:                                           							By:

Title:                                        						Title: